EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2010 and 2009

(With Report of Independent Registered Public Accounting Firm Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Plan Administrator
MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended September 30, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2010 and 2009, and the changes in net assets available for benefits for the year ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedule H, line 4a – schedule of delinquent participant contributions and Schedule H, line 4i – schedule of assets (held at end of year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedules are the responsibility of the Plan’s management. The supplementary schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP
Des Moines, Iowa
April 20, 2011

METABANK PROFIT SHARING 401(k) PLAN

Statements of Net Assets Available for Benefits

September 30, 2010 and 2009

	2010	2009
Assets:
Investments, at fair value	$12,275,644	10,613,730
Receivables:
Employee contributions	61,322	53,081
Employer contributions	728,856	—
Total receivables	790,178	53,081
Net assets available for benefits	$13,065,822	10,666,811

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Statement of Changes in Net Assets Available for Benefits

Year ended September 30, 2010

Additions to net assets attributed to:
Contributions:
Participants	$996,025
Employer	728,856
Rollovers	284,464
Total contributions	2,009,345
Interest and dividends	181,078
Net appreciation in fair value of investments	1,341,217
Total additions	3,531,640
Deductions from net assets attributed to:
Benefits paid to participants	1,127,155
Administrative expenses	5,474
Total deductions	1,132,629
Net increase in net assets available for benefits	2,399,011
Net assets available for benefits:
Beginning of year	10,666,811
End of year	$13,065,822

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

(1)	Description of the Plan

The following description of MetaBank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)	General and Eligibility

The Plan is a defined contribution plan covering all full-time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit-sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian

REDW Benefits LLC has been designated as record keeper and TD Ameritrade has been designated as custodian of the Plan.

(c)	Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $16,500 in both 2010 and 2009, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch-up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. No employer contributions were made during the year ended September 30, 2010, however it was determined, prior to year end, that a contribution would be made in early fiscal year 2011 amounting to 4% of eligible compensation based on IRS limitations as of September 30, 2010. Participants direct the investment of their contributions and any employer contributions into various investment options offered by the plan. Participants may currently direct contributions into 23 mutual funds, 2 money market accounts, and a self-directed investment account. Additionally, they may use a portion of their account balance to buy Meta Financial Group, Inc. common stock.

(d)	Participants Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)	Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

(f)	Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump-sum cash payment will be made.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

(b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest-bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. Self-directed accounts are reported at fair value based upon the underlying investments comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(d)	Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2010, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)	Impact of New Accounting Standards and Interpretations

Effective for interim and annual periods ending after September 15, 2009, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification or ASC) is the single source of authoritative literature recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all of the authoritative literature related to a particular topic in one place. The Codification supersedes all pre-existing accounting and reporting standards, excluding separate rules and other interpretive guidance released by the SEC. New accounting guidance is now issued in the form of Accounting Standards Updates, which update the Codification. All guidance contained in the Codification carries an equal level of authority. The Plan has adopted the Codification in the period ending September 30, 2009 and the principal impact on the Plan’s financial statements is limited to disclosures as all references to authoritative accounting literature are now referenced in accordance with the Codification. In order to ease the transition to the Codification, the Codification cross-reference is provided alongside the references to the standards issued and adopted prior to the adoption of the Codification.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

In April 2009, the FASB issued ASC 820 (FASB Staff Position FAS 157-4), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly. ASC 820 is effective for financial statements issued after June 15, 2009. The adoption of ASC 820 did not have a significant effect on the Plan’s financial statements.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2010 and 2009 are as follows:

	Fair value
	2010	2009
Mutual funds:
American Funds The Growth Fund of America	$747,517	654,456
Prudential Jennison Mid-Cap Growth Z	637,412	—
Managers PIMCO Bond Fund	1,086,154	1,038,491
Common stock, Meta Financial Group, Inc.	2,844,000	2,121,846
Self-directed brokerage accounts	1,787,565	1,691,400

During the year ended September 30, 2010, the Plan’s investments in mutual funds, self-directed accounts, and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated in fair value by $498,162, $94,547, and $723,244, respectively.

The Plan owns 88,875 and 88,929 shares of Meta Financial Group, Inc. Common Stock at September 30, 2010 and 2009, respectively. The Plan purchased 27 shares of Meta Financial Group, Inc., a party-in-interest common stock, for $843 and sold or distributed 81 shares for $2,842 during the year ended September 30, 2010. The Plan received $46,243 in dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2010.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

(5)	Fair Value Measurements

The objective of a fair value measurement is to determine the price that would be received to sell the asset or paid to transfer the liability at the measurement date. Financial assets and financial liabilities are categorized into a three level hierarchy based on the priority of inputs used in the valuation techniques utilized to determine fair value.

Level 1:	unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:
other significant observable inputs (including quoted prices for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted market prices that are observable for the asset or liability)

Level 3:	significant unobservable inputs (including the Plan’s own assumptions about what a market participant would use in determining the fair value of investments)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:
Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Self-directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self-directed brokerage accounts are based on quoted market prices when available.

Money Market accounts: The fair value of the money market accounts are considered the same as cash.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

The fair value of the Plan’s assets at September 30, 2010 and 2009, by level within the fair value hierarchy, are presented as follows:

	September 30, 2010
	Prices in active markets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Mutual funds/common stock	$10,110,387	—	—	10,110,387
Self-directed brokerage accounts	1,787,565	—	—	1,787,565
Money market accounts	377,692	—	—	377,692
	$12,275,644	—	—	12,275,644
	September 30, 2009
	Prices in active markets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Mutual funds/common stock	$8,510,203	—	—	8,510,203
Self-directed brokerage accounts	1,691,400	—	—	1,691,400
Money market accounts	412,127	—	—	412,127
	$10,613,730	—	—	10,613,730

(6)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(7)	Tax Status

The Internal Revenue Service has determined and informed the Plan by a letter, dated January 31, 2006, that the Plan and related trust are designed in accordance with applicable Sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Code.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2010 and 2009

(8)	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(9)	Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2010.

Schedule 1

METABANK PROFIT SHARING 401(k) PLAN

Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions

September 30, 2010

(a) Identity of Party Involved	(b) Relationship to plan, employer, or other party in interest	(c) Description of transactions including rate of interest	(d) Amount
Meta Financial Group, Inc.	Plan Sponsor	The September 3, 2010 employee contribution was not deposited to the trustee in a timely manner.	$ 34,123

There were delays by the Plan Sponsor in September 2010 in submitting employee contributuions in the amount of $34,123 to the trustee.

See accompanying report of independent registered public accounting firm.

Schedule 2

METABANK PROFIT SHARING 401(k) PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

September 30, 2010

(a)	(b) Identity of issuer, borrower, lessor, or similar party	(c) Description of investment	(d) Cost	(e) Current value
*	Meta Financial Group, Inc.	Individual equity	**	$2,844,000
	Allianz NFJ Small-Cap Value Fund Class A	Mutual fund	**	259,126
	American Funds The Growth Fund of America	Mutual fund	**	747,517
	Cohen & Steers Realty Shares Inc.	Mutual fund	**	186,591
	Davis Financial Fund Class A	Mutual fund	**	19,337
	Eaton Vance Large-Cap Value Fund Class I	Mutual fund	**	572,070
	Fidelity Advisor Emerging Markets Class	Mutual fund	**	180,839
	Fidelity Advisor Leveraged Company Stock	Mutual fund	**	33,228
	Franklin/Templeton Instl Foreign Equity	Mutual fund	**	465,035
	Lord Abbett Developing Growth FD CL A	Mutual fund	**	253,052
	Managers Fremont Bond Fund	Mutual fund	**	1,086,154
	Oakmark Equity and Income	Mutual fund	**	290,978
	Prudential Jennison Mid-Cap Growth Z	Mutual fund	**	637,412
	Prudential Jennison Utility Z	Mutual fund	**	24,892
	Royce Pennsylvania Mutual Fund Invstmt C	Mutual fund	**	175,526
	T Rowe Price Health Sciences	Mutual fund	**	408,031
	Vanguard Index Trust-500 Portfolio	Mutual fund	**	520,037
	Vanguard Target Retirement 2015 Fund	Mutual fund	**	56,198
	Vanguard Target Retirement 2035 Fund	Mutual fund	**	283,275
	Vanguard Target Retirement 2045 Fund	Mutual fund	**	103,797
	Vanguard Target Retirement 2025 Fund	Mutual fund	**	137,307
	Vanguard Target Retirement Income Fund	Mutual fund	**	13,808
	Vanguard US Treasury Short-Term	Mutual fund	**	368,218
	Victory Established Value Class A	Mutual fund	**	443,959
	TD Ameritrade SDBA	Self-directed brokerage account	**	1,787,565
	TD Bank Instl MMDA FTCIMA	Money market deposit account	**	280,284
	TD Bank USA MMDA	Money market deposit account	**	97,408
				$12,275,644

* Party-in-interest.
** Cost information is not required for participant-directed investments, and, therefore is not included.
See accompanying report of independent registered public accounting firm.